Exhibit 23

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-107444, 333-97771, 333-56027, 33-27086, 2-90488 and 33-44624) of Donaldson Company, Inc. of our report dated September 30, 2006, relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
September 30, 2006